SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2012

VASCO Data Security International, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-24389	36-4169320
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1901 South Meyers Road, Suite 210

Oakbrook Terrace, Illinois 60181

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (630) 932-8844

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 12, 2012, the Board of Directors (the “Board”) of VASCO Data Security International, Inc. (the “Company”), based upon the recommendation of the Board’s Corporate Governance and Nominating Committee, elected Matthew Moog to serve on the Company’s Board of Directors. In connection with the election, the Board expanded the size of the Board to six directors. Mr. Moog will serve for a term expiring at the Company’s annual meeting of stockholders in 2013 and until his successor shall have been elected and qualified or until his earlier resignation or removal.

There is no agreement or understanding between Mr. Moog and any other person pursuant to which he was appointed to the Board. Mr. Moog is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Board has appointed Mr. Moog to serve on the Audit, Compensation, and Corporate Governance and Nominating Committees.

As a non-employee director, in accordance with the Company’s Director Compensation Policy, Mr. Moog will receive a pro rata portion of the $95,000 annual non-executive equity retainer, $45,000 annual cash retainer, and annual fees of $4,000, $3,000 and $3,000 for serving as a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, respectively. For 2012, the pro-rata portion of the non-executive equity retainer will be paid in cash to Mr. Moog.

The full text of the press release issued in connection with Mr. Moog’s election to the Board is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	VASCO Press Release dated December 17, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2012	VASCO Data Security International, Inc.

/s/ Clifford K. Bown
Clifford K. Bown
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	VASCO Press Release dated December 17, 2012.